Exhibit 21
Subsidiaries of the Registrant

Steadfast Apartment REIT Operating Partnership, L.P.	Delaware
Steadfast Apartment REIT Limited Partner, LLC	Delaware
STAR at Spring Hill, LLC	Delaware
STAR Barrett Lakes, LLC	Delaware
STAR Cumberland, LLC	Delaware
STAR Eagle Lake, LLC	Delaware
STAR Harrison Place, LLC	Delaware
STAR McGinnis Ferry, LLC	Delaware
STAR Oasis, LLC	Delaware
STAR Preston Hills, LLC	Delaware
STAR Randall Highlands, LLC	Delaware
STAR Special Member Ltd., Inc.	Delaware
STAR Summer Valley, LLC	Delaware
STAR TC, LLC	Delaware
STAR Terrace Cove, LLC	Delaware
STAR Wetherington, LLC	Delaware